                             LIFETIME COVERAGE RIDER
                             Joint and Last Survivor

            Issued by Cova Financial Services Life Insurance Company

This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of the policy; except as modified herein. The
Policy  Specifications  page, or if this rider is added after issue,  the Policy
Specifications page for Policy Change, shows the rider information.

       Cost of                  The monthly rider cost of insurance is the Lifetime Coverage Rider Cost of Insurance Rate
       Insurance                shown on the Policy Specifications page, divided by 1000, multiplied by the difference between:

                                1. the Death Benefit, as defined in the policy, divided by the Monthly Cost of Insurance
                                     Factor shown on the Policy Specifications page; and

                                2. the Cash Value of the policy at the beginning of the policy month, before the deduction of the Monthly Cost of Insurance.

                                The monthly charge will be deducted from the policy's Cash Value. Deduction will start at the younger Insured's Attained Age 80 and continue through the younger Insured's age 99.


       Death Benefit            If this rider is in force, the Death Benefit, after the younger Insured's Attained Age 100, is the greater of:

                                1. The Face Amount of the base policy; or

                                2. 101% of the Cash Value.


       Reinstatement            If this rider terminates after the younger Insured's Attained Age 80, it may not be reinstated.


       Termination              This rider will terminate upon the earlier of:

                                a. a written request to us for termination;

                                b. the date of termination of the policy to which this rider is attached.


       Continuation             Once this rider has terminated, the base policy may continue in accordance with the
       of Insurance             provisions of the base policy but without the benefit provided by this rider.



       The issue date and effective date of this rider and the policy are the same unless another effective date of this rider is shown below.




              DATE






                             SECRETARY                                                           PRESIDENT
                                      Cova
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri
       CLR15
       (5/99)